Exhibit 10.3

CONSULTING AGREEMENT

This Consulting Agreement is dated as of January 29, 2018 among, Oroplata Resources, Inc., a Nevada corporation (the “Company”), and Jeffrey Maller (“Consultant”).

WHEREAS, the Company has requested the Consultant to provide the Company with legal services in connection with its business, and the Consultant has agreed to provide the Company with such legal services; and

WHEREAS, the Company wishes to compensate the Consultant with shares of its common stock for such services rendered;

NOW THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

1.The Company will issue 1,440,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”) to Consultant. The shares to be issued shall are for payment of services by the Consultant in respect of legal services for general corporate and ongoing SEC Reporting matters performed by the Consultant on behalf of the Company (the “Services”). The Company shall make reasonable efforts to have the Shares registered on a Form S-8 Registration Statement to be filed within ten business days of date of this Agreement.

2.None of the Services are in connection with any capital raising transaction or with directly or indirectly promoting or maintaining a market for the securities of the Company. The Shares to be issued shall be payment towards said legal services. To the extent that Consultant is requested to provide any of such services, he shall be compensated from other sources other than the Shares.

IN WITNESS WHEREOF, this Consulting Agreement has been executed by the Parties as of the date first above written.

“Company”:
Oroplata Resources, Inc., a Nevada corporation By: /s/ Douglas Cole Name: Douglas Cole Title: CEO
“Consultant”:
/s/ Jeffrey Maller Jeffrey Maller